EXHIBIT 23.1
                                                              ------------

                  CONSENT OF LAZAR, LEVINE & FELIX LLP

      We consent to the inclusion in the Registration Statement on Form SB-2 (Registration Number 333-129261) and the related Prospectus of Touchstone Applied Science Associates, Inc. and Subsidiaries, of our report dated January 19, 2006 with respect to the consolidated balance sheets of Touchstone Applied Science and Associates, Inc. and Subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three fiscal years ended October 31, 2005. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

                              LAZAR, LEVINE & FELIX LLP

New York, New York
March 3, 2006